EXHIBIT 99.1 TO FORM 8-K

C&S Wholesale Grocers, Inc. Termination Notice

October 9, 2013

Via Certified Mail, Return Receipt Requested and via email

PSI Corporation

303 5th Avenue, Room 206

New York, NY 10016

Re: KIOSK System’s Agreement

Dear Joseph Heller

The purpose of this letter is to inform you that C&S Wholesale Grocers, Inc. (“C&S”) has elected to terminate the Agreement between the parties entered into June, 2013 relative to the provision by PSI (Coupon Express) for the Kiosk, coupons and screen Ads for various C&S Customers, as well as the marketing of such products, effective immediately.

Pursuant to Section IV of the Agreement, C&S may terminate upon sixty (60) days’ notice to the other party. We request that PSI pick up any Kiosk within 30 days from C&S Offices and any C&S retail supported locations. To the extent that PSI cannot accommodate this request, kindly contact me to discuss alternate arrangements. C&S will not be responsible for Kiosks that are left beyond the 30 days.

Please also accept this correspondence as notice to immediately remove any coupons or offers from the kiosk and destroy any Confidential Information in PSI’s possession relative to C&S and certify destruction of the same.

We appreciate the service you have provided and if in the future we are in need of any of the various services you offer, we will gladly be in touch. We wish you the best of luck.

To the extent you have any questions, please feel free to contact me.

Sincerely,

Scott Murray

C&S Wholesale Grocers

Vice President

Marketing / Retail Services